Exhibit 4.210

TRANSCANADA PIPELINES LIMITED

SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (unaudited)

Net Income Reconciliation

Year ended December 31 (millions of dollars except per share amounts)	2002	2001
Net income from continuing operations as reported in accordance with Canadian GAAP	805	753
U.S. GAAP adjustments
Preferred securities charges(1)	(58)	(77)
Tax impact of preferred securities charges	22	32
Unrealized gain/(loss) on derivatives(2)	30	(14)
Tax impact of gain/(loss) on derivatives	(12)	6
Unrealized losses on energy trading contracts(3)	(21)	(17)
Tax impact of unrealized losses on energy trading contracts	8	6
Income taxes from substantively enacted tax rates(4)	—	28
Income from continuing operations in accordance with U.S. GAAP	774	717
Net loss from discontinued operations in accordance with U.S. GAAP	—	(67)
Income before cumulative effect of the application of SFAS No. 133 in accordance with U.S. GAAP	774	650
Cumulative effect of the application of SFAS No. 133, net of tax(2)	—	(2)
Net income in accordance with U.S. GAAP	774	648

Net income/(loss) per share in accordance with U.S. GAAP
Continuing operations	$1.57	$1.46
Discontinued operations	—	(0.14)
Basic	$1.57	$1.32
Diluted	$1.56	$1.32

Net income per share in accordance with Canadian GAAP
Basic	$1.56	$1.30
Diluted	$1.55	$1.30

Dividends per common share	$1.00	$0.90

Common Shares Outstanding (millions)
Average for the period — Basic	478.3	475.8
Average for the period — Diluted	480.7	477.6

(1)         Under U.S. GAAP, the financial charges related to preferred securities are recognized as an expense, rather than dividends.

(2)         In 2001, TransCanada PipeLines Limited (TransCanada or the Company) adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivatives and Hedging Activities”. SFAS No. 133 requires that all derivatives be recognized as assets and liabilities on the balance sheet and measured at fair value.

                       For derivatives designated as fair value hedges, changes in the fair value are recognized in earnings together with an equal or lesser amount of changes in the fair value of the hedged item attributable to the hedged risk. For derivatives designated as cash flow hedges, changes in the fair value of the derivative that are effective in offsetting the hedged risk are recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the change in fair value is recognized in earnings each period.

(3)         Under U.S. GAAP, energy trading contracts are measured at fair value determined as at the balance sheet date. In 2002, TransCanada adopted the provisions of EITF 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” whereby the company is presenting all mark-to-market gains and losses and all revenues and expenses related to energy trading contracts subject to mark-to-market accounting on a net basis.  This accounting change has been applied retroactively with reclassification of prior periods.

(4)         Under U.S. GAAP, only enacted rates can be used in measuring deferred tax assets and liabilities; use of substantively enacted rates is not permitted.  The February 2000 and October 2000 Federal budgets would not be considered enacted until the proposals were completely enacted into law in June 2001 and, accordingly, the related tax recoveries were recognized in 2001.

Condensed Statement of Consolidated Income in Accordance with U.S. GAAP(7)

Year ended December 31 (millions of dollars)	2002	2001
Revenues(3) (7)	4,284	4,165
Operating expenses(3) (7)	1,692	1,656
Depreciation	729	675
	2,421	2,331
Operating income	1,863	1,834
Other (income)/expenses
Equity income	(260)	(221)
Other expenses(5)	850	931
Income taxes	499	407
	1,089	1,117
Income from continuing operations in accordance with U.S. GAAP	774	717
Net (loss)/income from discontinued operations in accordance with U.S. GAAP	—	(67)
Income before cumulative effect of the application of SFAS No. 133 in accordance with U.S. GAAP	774	650
Cumulative effect of the application of SFAS No. 133, net of tax(2)	—	(2)
Net income in accordance with U.S. GAAP	774	648

Comprehensive Income in Accordance with U.S. GAAP

Year ended December 31 (millions of dollars)	2002	2001
Net income in accordance with U.S. GAAP	774	648
Adjustments affecting comprehensive income under U.S. GAAP
Foreign currency translation adjustment	1	—
Additional minimum liability for employee future benefits (SFAS No. 87)(6)	(62)	(86)
Tax impact of additional minimum liability for employee future benefits	22	30
Unrealized loss on derivatives(2)	(3)	(7)
Tax impact of loss on derivatives	(1)	2
Comprehensive income before cumulative effect of the application of SFAS No. 133 in accordance with U.S. GAAP	731	587
Cumulative effect of the application of SFAS No. 133, net of tax(2)	—	(4)
Comprehensive income in accordance with U.S. GAAP	731	583

Condensed Balance Sheet in Accordance with U.S. GAAP(7)

December 31 (millions of dollars)	2002	2001
Current assets	1,074	1,162
Long-term energy trading assets(3)	218	255
Long-term investments	1,629	1,570
Plant, property and equipment	14,992	15,379
Regulatory asset(8)	2,578	2,613
Other assets	893	473
	21,384	21,452

Current liabilities(9)	1,918	1,844
Provision for loss on discontinued operations	234	264
Long-term energy trading liabilities(3)	41	112
Deferred amounts	593	503
Long-term debt	8,963	9,512
Deferred income taxes(8)	2,692	2,556
Preferred securities(10)	694	694
Trust originated preferred securities	218	218
Shareholders’ equity	6,031	5,749
	21,384	21,452

Statement of Other Comprehensive Income in Accordance with U.S. GAAP

December 31 (millions of dollars)	Cumulative Translation Account	Minimum Pension Liability (FAS 87)	Cash Flow Hedges (FAS 133)	Total
Balance at January 1, 2001	13	—	—	13

Additional minimum liability for employee future benefits, net of tax(6)	—	(56)	—	(56)
Unrealized loss on derivatives, net of tax(2)	—	—	(5)	(5)
Cumulative effect of adoption of FAS 133, net of tax(2)	—	—	(4)	(4)
Balance at December 31, 2001	13	(56)	(9)	(52)

Additional minimum liability for employee future benefits, net of tax(6)	—	(40)	—	(40)
Unrealized loss on derivatives, net of tax(2)	—	—	(4)	(4)
Foreign currency translation adjustment	1	—	—	1
Balance at December 31, 2002	14	(96)	(13)	(95)

(5)                Other expenses included an allowance for funds used during construction of $4 million for the year ended December 31, 2002 (2001 - $5 million).

(6)                Under U.S. GAAP, a net loss recognized pursuant to SFAS No. 87 “Employers’ Accounting for Pensions” as an additional pension liability not yet recognized as net period pension cost, must be recorded as a component of comprehensive income.

(7)                In accordance with U.S. GAAP, the condensed Statement of Consolidated Income and Balance Sheet are prepared using the equity method of accounting for joint ventures.  Excluding the impact of other U.S. GAAP adjustments, the use of the proportionate consolidation method of accounting for joint ventures, as required under Canadian GAAP, results in the same net income and Shareholders’ Equity.

(8)                Under U.S. GAAP, the Company is required to record a deferred income tax liability for its cost-of-service regulated businesses. As these deferred income taxes are recoverable through future revenues, a corresponding regulatory asset is recorded for U.S. GAAP purposes.

(9)                Current liabilities at December 31, 2002 include dividends payable of $125 million (2001 - $114 million) and current taxes payable of  $150 million (2001 - $149 million).

(10)          Under U.S. GAAP, the preferred securities are classified as a liability.  The fair value of the preferred securities at December 31, 2002 was $743 million (2001 - $740 million).  The Company made preferred securities charges payments of $58 million for the year ended December 31, 2002 (2001 - $77 million).

Stock-Based Compensation

Under the transition rules provided by SFAS No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123”, the Company has expensed stock options granted in 2002.  The use of the fair value method of SFAS No. 123 “Accounting for Stock-Based Compensation” for previously issued options would have resulted in net income under U.S. GAAP of $770 million in 2002 (2001 - $643 million) and net income per share (basic) of $1.56 in 2002 (2001 - $1.30 per share).

Other

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143 “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations associated with asset retirement costs.  SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.  The Company is required and plans to adopt the provisions of SFAS No. 143 for the quarter ending March 31, 2003.  The Company, at this time, has not completed the estimation process to determine the impact of adopting this standard.

Summarized Financial Information of Long-Term Investments

Year ended December 31 (millions of dollars)	2002	2001
Income
Revenues	798	695
Operating expenses	(273)	(191)
Depreciation	(146)	(143)
Financial charges and other	(112)	(136)
Proportionate share of income before income taxes of long-term investments	267	225

December 31 (millions of dollars)	2002	2001
Balance sheet
Current assets	246	223
Plant, property and equipment	3,197	3,171
Other assets and deferred amounts (net)	112	139
Current liabilities	(216)	(231)
Non-recourse debt	(1,646)	(1,669)
Deferred income taxes	(64)	(63)
Proportionate share of net assets of long-term investments	1,629	1,570